Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our reports dated July 29, 2014, relating to the consolidated financial statements of Dorian LPG Ltd and relating to the combined financial statements of the Predecessor Businesses of Dorian LPG Ltd  appearing in  the Annual Report on Form 20-F of  Dorian LPG Ltd  for the period ended March 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte. Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
December 1, 2014